UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2008

SUMMIT GLOBAL LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51091	20-0781155
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

One Meadowlands Plaza, 11th Floor
East Rutherford, New Jersey	07073
(Address of Principal Executive Offices)	(Zip Code)

1 (201) 806-3700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 1.03.  Bankruptcy or Receivership.

Item 2.04.  Triggering Events that Accelerate or Increase a Direct Financial Obligation

On January 30, 2008, we and certain of our subsidiaries filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), in re Summit Global Logistics, Inc., Case Number 08-11566. We will continue to operate our business as a debtor in possession (“DIP”) under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The filing of the voluntary petition for relief under Chapter 11 of the Bankruptcy Code constituted an event of default, under our senior secured credit facility and our convertible notes. This event of default (i) caused an automatic acceleration of the indebtedness underlying our senior secured debt in the amount of approximately $51 million and (ii) affords the convertible note holders the right to require us to redeem, upon written notice, convertible notes evidencing indebtedness in the approximate amount of $95 million. Any related legal actions would be subject to the automatic stay under the Bankruptcy Code. On January 30, 2008, we and certain of our affiliates also executed an agreement with TriDec Acquisition Co. Inc. (“TriDec”) (“TriDec Agreement”) to sell our business and assets for approximately $56.5 million in cash plus the assumption of certain liabilities. On or around the closing, TriDec expects to enter into arrangements under which certain members of management of such acquired companies (who include members of our current senior management) would receive additional compensation based on the attainment of specified EBITDA targets and based on their continued employment. The Agreement provides that the sale to TriDec will be pursuant to Section 363 of the Bankruptcy Code. Thus the sale must be approved by the Bankruptcy Court. The stockholders of TriDec at the closing are expected to include certain members of our senior management and founders of Summit’s operating companies (Greg DeSaye, Bob O’Neill, Joe DeSaye, Michael DeSaye, Jerry Huang, Robert Lee, Robert Wu, and Robert Agresti), as well as our senior secured lenders (Fortress Credit Corp., Ableco Finance LLC (a Cerberus Capital Management company), and Plainfield Direct Inc. (and their affiliates and assigns)). We have also arranged DIP financing with the senior secured lenders to fund our ongoing activities through the bankruptcy process and the closing of the sale to TriDec. Pursuant to the sale process to be undertaken during the bankruptcy case, we will solicit interest from any potential acquirers under bidding procedures to be approved by the Bankruptcy Court. In addition, we intend to continue discussions with our senior secured lenders, the other parties to the Tridec Agreement, and our convertible note holders, about the possibility of our note holders participating in the restructured company pursuant to a consensual agreement.

In connection with the filing of the voluntary petition for relief under Chapter 11 and execution of the agreement with TriDec, we issued a press release (filed as Exhibit 99.1 hereto).

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

           10.1 Asset Purchase Agreement dated January 30, 2008, by and between, among others parties, Summit Global Logistics, Inc. and TriDec Acquisition Co. Inc.

           99.1 Press Release dated January 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Global Logistics, Inc.

/s/ Robert Agresti
Robert Agresti, Chief Executive Officer

Date: January 30, 2008